UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2013

PATRIOT GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-32919	86-0947048
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3651 Lindell Road, Suite D

Las Vegas, NV 89103

(Address of principal executive offices)

1-866-998-4223
(Registrant’s telephone number, including area code)

__________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Moss Mine Gold-Silver Project On-track For Production; Resource Estimate Update

LAS VEGAS, Feb 20, 2013 /PRNewswire/ -- Patriot Gold Corp. (PGOL) ("Patriot Gold" or "the Company"), a US based gold resource and exploration company, is pleased to update its shareholders on the progress at its 100% owned Moss Gold-Silver project in the historic and active Oatman mining district near Bullhead City, Arizona.

The previously announced three-phase mine development plan continues to advance as planned.  “Our team visited the Moss project on February 6, and are very pleased with the progress being made,” stated Robert Coale, President of Patriot Gold.  “The systematic infill drilling and bulk sampling for ongoing reserve calculations and metallurgical testing are proceeding well. The initial permitting and construction efforts indicate the project is on track for pilot scale production to begin at Moss in the second quarter of this year. We are enthusiastic for this rapid development to reach production of gold and silver and we are pleased that shareholder value is being enhanced.”

The Preliminary Economic Assessment (PEA) is on schedule for release in March and will provide the technical framework for the Phase I and Phase II production plans now moving forward in a parallel process. Construction and permitting processes are ongoing simultaneously with infill core and auger drilling of the outcropping ore to be mined during Phase I production which is scheduled to commence in Q2 2013.

Three-Phase Mine Development Plan

The three-phase mine development plan is designed to move the project forward from conceptual design and laboratory test work to on-site pilot plant testing (Phase I) and then to commercial operations (Phase II) and is on track. Phase II commercial production is scheduled to commence operations in Q2 2014 at a rate of 5,000 tonnes per day (tpd) in an open pit, heap leach operation.

Phase III is scheduled to commence operations in Q4 2017 at 10,000 tpd and will rely on the ongoing exploration and definition drilling programs that are adding to the established resource and upgrading the resource to mineable ore reserves in conjunction with the bankable feasibility study.

This phased approach allows for a low initial capital expenditures and shorter lead times in reaching these production levels. The natural attributes of the Moss deposit can be capitalized upon, hereby reducing development risk and capital risk.

Further to this, the Company been advised by its project partner (the “Earn-in Optionee/Operator”) that an error in its consultant’s software program resulted in a miscalculation of a portion of its stated resource estimate.  A new resource estimate is being recalculated and is expected to be released next month.  This does not affect Phases I or II, and mine development is proceeding as planned.  The project partner has also advised Patriot Gold that the mineralization remains open on-strike and at-depth.  The Company and its project partner expect further drilling will continue to expand the resource.

Patriot Gold is the 100% owner in the historic Moss Gold-Silver property located in Mohave County, Arizona, which is subject to certain royalties and an earn-in option agreement for 70% interest. The earn-in optionee/operator has the right to earn a 70% interest in the project by completing an $8.5 million investment and a bankable feasibility study. Subsequent to the optionee/operator earn-in, financing of the project will be on a proportional basis.

About Patriot Gold

Patriot Gold Corp. is a resource exploration company with the mission to discover and develop significant gold and silver assets. Headquartered in Las Vegas, Nevada, Patriot Gold currently holds a portfolio of properties that include its flagship Moss project in Arizona and two projects in Nevada (Bruner and Vernal), each at varying stages of development from grassroots to advanced exploration and resource development. For more information, go to our website at www.patriotgoldcorp.com.

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in the company's filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.

Investors:
Patriot Gold
702-456-9565

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Gold Corp.
(Registrant)

By: /s/ Robert Coale
Robert Coale, President and Director

Date: February 22, 2013